Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES 2013 SALES AND EARNINGS AND 2014 DIVIDEND

Eau Claire, Wisconsin (February 14, 2014) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2013 sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “While net earnings increased for the company as a whole from 2012 levels, sales for the 2013 year in all three segments were down.  Housewares/Small Appliance segment sales decreased from the prior year by 5.4%, reflecting cautious retail ordering, which led to a weak Christmas season at retail.   Defense segment sales dropped 15.8% from 2012 due both to a reduction in shipments of 40MM ammunition to the U.S. government and in cartridge case and loading plant shipments to prime contractors.  The Absorbent Product segment net sales declined 6.9% principally due to a further drop in sales to a significant customer.  That customer opened its own facility during fourth quarter 2011.  A portion of the decline was offset by increased shipments to new and ongoing customers.

“Net operating income also increased for both the Housewares/Small Appliances and Absorbent Product segments due to the absence of the extraneous events that had a negative impact on 2012’s results – in the case of Housewares/Small Appliance,  2012’s litigation costs stemming from lawsuits of a spurious nature and unusually large corporate employee health and accident costs;  in the case of Absorbent Products, the prior year’s sizable one-time write-off of equipment and receivables attributed to a foreign independent manufacturing facility’s financial difficulties. Net income was further enhanced as a result of a change in a tax provision.   The Defense segment’s operating earnings declined in large part due to the reduction in volume referenced above.  Portfolio earnings were also down from the prior year, reflecting the continuation of the ultra low Federal Reserve Board’s federal funds target rate which remained at 0.0% to 0.25%.”

The Board of Directors of National Presto Industries, Inc. announced the 2014 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $4.05.  The 2014 dividend is the most recent in an unbroken history of seventy years.  The record date for the dividend will be March 3, 2014, and the payment date, March 14, 2014.  In addition, the Board confirmed May 20, 2014, as the date of the Company’s 2014 annual meeting of shareholders. The record date for the annual meeting will be March 20, 2014.

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

	Year Ended December 31
	2013	2012
Net Sales	$420,188,000	$472,490,000
Net Earnings	$41,252,000	$38,875,000
Net Earnings Per Share	$5.97	$5.64
Weighted Shares Outstanding	6,907,000	6,889,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.